Exhibit 99

CAE INC.

MATERIAL CHANGE REPORT

Item 1.     Reporting Issuer

CAE INC.
2025, Logistics Drive
Mississauga, Ontario, Canada
L5S 1Z9

Item 2.     Date of Material Change

November 1st, 2004

Item 3.     Press Release

A copy of a press release disseminated through Canada NewsWire on November 1st, 2004 is attached hereto as Exhibit “A”.

Item 4.     Summary of Material Change

On November 1st, 2004, CAE INC. (“CAE”) announced it had signed a purchase and sale agreement with L-3 Communications Corporation to sell its Marine Controls unit for approximately C$328 million, including C$276 million in cash and the assumption of C$52 million of project finance debt. The transaction is subject to certain regulatory approvals and other closing conditions, with closing expected prior to CAE’s current fiscal year end, March 31st, 2005.

Item 5.     Full description of Material Change

On November 1st, 2004, CAE announced it had signed a purchase and sale agreement with L-3 Communications Corporation (“Sale Agreement”) to sell its Marine Controls unit for approximately C$328 million, including C$276 million in cash and the assumption of C$52 million of project finance debt. The transaction is subject to certain regulatory approvals and other closing conditions, with closing expected prior to CAE’s current fiscal year end, March 31st, 2005.

Marine Control’s revenue for the fiscal year ending March 31st, 2004, was C$158.6 million, representing approximately 15% of CAE’s total revenues. The sale of the business unit is initially expected to have some dilutive impact on CAE’s earnings. Marine Controls employs approximately 460 individuals world-wide, primarily in Canada, the U.S., U.K., Norway and India. When the transaction closes, it is expected to result in an after-tax capital gain of approximately C$125 million for CAE. Proceeds of the sale will initially be used primarily for the reduction of CAE’s long-term debt.

A copy of the Sale Agreement, with certain provisions having been omitted by reason that disclosure of such provisions would be seriously prejudicial to the interests of CAE, is attached hereto as Exhibit “B”.

Item 6.     Reliance on Provisions Applying to Conditional Filings

N/A

Item 7.     Omitted Information

N/A

Item 8.     Senior Officer

For further information, contact:

Hartland Paterson Vice-President Legal, General Counsel & Corporate Secretary

Tel. (514) 341-6780

Item 9.     Statement of Senior Officer

The information contained in this material change report accurately discloses the material changes referred to herein.

DATED at Montreal, Quebec, this 11th day of November, 2004.

By: (s) Hartland Paterson Hartland Paterson Vice-President Legal, General Counsel & Corporate Secretary